Exhibit 99.1

FOR IMMEDIATE RELEASE

Rice Energy Reports Second Quarter 2014 Results

CANONSBURG, PA – August 11, 2014 – Rice Energy Inc. (NYSE: RICE) today reported second quarter 2014 financial and operational results, provided updated basis differential information, and updated full year 2014 guidance.

Second Quarter Highlights

•	Second quarter 2014 net production of 241 MMcfe/d, a 15% increase from first quarter 2014 volumes, and an 84% increase above second quarter 2013 pro forma(2) volumes

•	Achieved 280 MMcfe/d net production for the month of June 2014, a 101% increase above pro forma June 2013 volumes, and a 60% increase from our year end 2013 pro forma exit rate

•	Average realized natural gas price (before the impact of hedging) of $4.12/Mcf in the second quarter 2014

•	Second quarter 2014 Adjusted EBITDAX(1) of $50.4 million

•	First Utica Shale well, the Bigfoot 9H, was turned to sales and is performing above management’s expectations

•	Turned online 10 Marcellus wells (9.1 net) with an average lateral length of ~8,400 feet that produced 132 MMcf/d gross for the month of June 2014

•	Leasehold position has grown to 126,606 net acres. Increased Pennsylvania leasehold position to 75,834 net acres, including the recently completed ~22,000 acre Greene County acquisition, and increased Ohio leasehold position to 50,772 net acres

•	Second quarter 2014 adjusted net income(1) of $4.0 million, or $0.03 per diluted share

•	Second quarter 2014 cash operating costs of $0.76 per Mcfe

Commenting on the results, Daniel J. Rice IV, Chief Executive Officer, said, “Our results for the first half of 2014 are a reflection of the hard work and dedication of our entire team. We brought online 14 Marcellus wells and our first Utica well, which tested at a stabilized rate of 42 million cubic feet of gas per day and is shaping up to be one of the best wells in our company’s history. In addition, we’ve managed to grow our core acreage position by 40% since IPO, and we are confident this growing inventory of high rate of return projects in the Marcellus and Utica will generate significant value for our shareholders for many years to come,”

(1) Please see “Supplemental Non-GAAP Financial Measures” for a description of Adjusted EBITDAX and adjusted net income

(2) References to pro forma throughout this earnings release relate to our acquisition of the remaining 50% interest in our Marcellus joint venture from Alpha Natural Resources, Inc. on January 29, 2014

Second Quarter 2014 Results

	Three Months Ended June 30, 2014	Six Months Ended June 30, 2014
Natural gas production (MMcf)	21,966	38,356
Oil and natural gas liquids (NGL) production (Bbls)	550	550
Total production (MMcfe)	21,969	38,359

Average natural gas price before effects of hedges per Mcf	$4.12	$4.72
Average natural gas price after effects of hedges per Mcf(1)	$3.68	$4.17
Average oil and NGL price per Bbl	$57.57	$57.57
Average costs per Mcfe:
Lease operating	$0.30	$0.31
Gathering, compression and transportation	$0.42	$0.43
Production taxes and impact fees	$0.04	$0.04
General and administrative	$0.68	$0.69
Depletion, depreciation and amortization	$1.48	$1.51

(1)	The effect of hedges includes realized gains and losses on commodity derivative transactions.

Second Quarter Financial Results

During the second quarter 2014, our daily net production averaged 241 MMcfe/d. This compares to pro forma second quarter 2013 daily net production of 131 MMcfe/d, an 84% increase. Total net natural gas production for the quarter was 22.0 Bcf. Our second quarter 2014 realized natural gas price, before the effect of hedges, was $4.12 per Mcf. After giving effect to hedges, our average natural gas price was $3.68 per Mcf. Per unit cash production costs (lease operating; gathering, compression and transportation; and production taxes and impact fees) were $0.76 per Mcfe. Adjusted EBITDAX for the quarter was $50.4 million. Depreciation, depletion and amortization expense was $32.6 million, while realized loss on derivative instruments was $9.8 million. We reported adjusted net income of $4.0 million, or $0.03 per diluted share when excluding unrealized gains and losses on derivative contracts and other non-recurring income and expense items.

Year to Date Financial Results

Our pro forma natural gas daily net production average for the first six months of the year was 225 MMcfe/d, an increase of 105% compared to pro forma daily net production of 110 MMcfe/d for the first half of 2013. Total pro forma natural gas production for the first half of 2014 was 40.8 Bcf. For the six month period ended June 30, 2014, our realized natural gas price, before the effect of hedges, was $4.72 per Mcf. After giving effect to hedges, our average natural gas price was $4.17 per Mcf. Per unit cash production costs were $0.78 per Mcfe. Adjusted EBITDAX for the first half of 2014 was $105.9 million. Depreciation, depletion and amortization expense was $58.1 million, while realized loss on derivative instruments was $21.0 million. We reported adjusted net income of $13.9 million, or $0.11 per diluted share.

Operational Highlights - Pennsylvania

For the second quarter of 2014, Pennsylvania net production averaged 240 MMcfe/d, a 15% increase over the first quarter of 2014 and an 84% increase over pro forma second quarter 2013 production. The sequential period production growth was the result of 10 new Marcellus wells (9.1 net) with an average 8,400 foot lateral. Specifically, in late April we turned online 6 wells (5.1 net) in eastern Washington County with an average 8,087 foot lateral, and in early May we turned online 4 wells (4.0 net) in western Greene County with an average 9,000 lateral. These 10 wells averaged 132 MMcf/d gross for the month of June and continue to perform in line with management’s expectations. In total, we exited the second quarter with 51 producing Marcellus wells (320,000 gross lateral feet) and 3 producing Upper Devonian wells (14,000 gross lateral feet), all operated by Rice Energy.

In Pennsylvania, we have 51 Marcellus wells in progress totaling 360,000 gross lateral feet (100% operated, average approximately 95% working interest). We anticipate these 51 wells being turned to sales over the next 12 months.

The following table provides certain operational data as of July 31, 2014, related to the 10 gross Marcellus wells brought online during the second quarter 2014.

Average Wells per Pad	Average Lateral Length (Feet)	Aggregate Periodic Flow Rates (MMcf/d) 0-90 Days	Average D&C ($/Foot)
4	9,134	13.5	$1,227
2	5,993	11.5	$1,511
4	9,000	N/A	$1,126

The following table provides operational data as of July 31, 2014 related to the 51 Marcellus producing wells as of June 30, 2014.

				Periodic Flow Rates (MMcf/d)
Year(s)	Wells Turned Into Sales	Average Wells per Rig Move	Average Lateral Length (Feet)	0-90	91-180	181-360	361-720	D&C ($/Foot)
2010-2011	6	1.4	3,281	5.7	6.0	4.4	2.7	2,377
2012	9	2.0	5,731	9.2	10.0	6.8	6.1	1,663
2013	22	2.1	6,286	11.2	10.6	7.9	NA	1,469
Q1 2014	4	4.0	6,691	12.7	9.4	NA	NA	1,348
Q2 2014	10	3.3	8,452	12.9	NA	NA	NA	1,243

Total	51	2.0	6,291	10.4	9.7	6.6	3.2	1,556

Operational Highlights - Ohio

As previously reported, during the quarter we successfully tested our first Utica well, Bigfoot 9H, a 6,950 foot lateral with 40 frac stages located in Belmont County, Ohio. This well tested at a stabilized flow rate of 42 MMcf/d with flowing casing pressures of 5,850 psi and in June was placed into sales under our restricted choke program. After 49 days of production, the Bigfoot 9H has cumulatively produced 676 MMcf of natural gas and continues to flow at a restricted rate of 14 MMcf/d. Of note, we are extremely encouraged by the lower than expected pressure decline during the first two months of production. The well is currently still flowing with casing pressures over 5,650 psi and given the consistent and predictable pressure decline, we expect Bigfoot 9H to flow at a restricted rate of 14 MMcf/d for at least 365 days. The expected one year cumulative production is now anticipated to be approximately 5.1 Bcf, a 35% increase over our original estimate of 3.8 Bcf.

In Belmont County, we are also in the process of completing our second and third Utica Shale wells, the Blue Thunder 10H and 12H. Both of these wells have lateral lengths of 9,000 feet and will each be completed with 52 stages. We expect the final stages to be completed in the coming days, and we remain on schedule for first sales from this pad in September.

Our drilling operations are moving forward with one horizontal rig and two new fit for purpose tophole rigs. These tophole rigs will be used to drill down to kickoff point on all wells, which we believe will result in significant time and costs savings during our 2015 pad drilling campaign. We initiated drilling operations in the second quarter on a three-well pad and an adjacent two-well pad with lateral lengths of approximately 9,000 feet. These two pads are part of a “tandem completion” pilot project, where both sets of wells will be completed simultaneously to test our planned full scale development strategy.

Leasehold Highlights

During the second quarter 2014, we closed on approximately 13,928 net acres of organic leases, comprised of approximately 9,856 net acres in Washington and Greene Counties, Pennsylvania, and 4,072 net acres in Belmont County, Ohio. As of June 30, 2014, our leasehold position was 104,606 net acres, comprised of approximately 53,834 net acres in Pennsylvania that is prospective for the Marcellus, Upper Devonian and Utica Shales, and 50,772 net acres in Ohio that is prospective for the Utica Shale. In addition, we closed our previously announced Greene County acquisition on August 1, 2014, which added an additional 22,000 net acres to our Pennsylvania acreage position. We now hold 126,606 net acres in the cores of the Marcellus and Utica Shales, representing an approximate 40% increase in our leasehold position since IPO.

Basis Differential and Realized Pricing Information

We are an anchor shipper on several long-haul pipeline expansion projects that, beginning in the fourth quarter of 2014 and continuing through 2016, will meaningfully increase our access to premium gas markets across the United States, and diversify our basis exposure away from the Appalachian Basin.

Several noteworthy projects are as follows:

Spectra’s Team South 2014 Project - 270,000 dth/d to be transported to Gulf Coast markets for a weighted average term of 38 years, beginning in November 2014.

Columbia’s Westside Expansion Project - 50,000 dth/d to be transported to Gulf Coast markets for a term of 10 years, beginning in November 2014.

Tallgrass’ Rockies Express Expansion Project - 175,000 dth/d to be transported to Midwest and Gulf Coast markets for a term of 20 years, beginning in June 2015

Spectra’s Union Town to Gas City Project - 86,500 dth/d to be transported to Midwest and Gulf Coast markets for a term of 10 years, beginning in November 2015.

Spectra’s OPEN Project - 50,000 dth/d to be transported to Gulf Coast markets for a term of 20 years, beginning in November 2015.

As illustrated in the table below, for the second quarter of 2014, approximately one-third of our production received attractive TCO pricing while the remainder our production received TETCO-M2 and Dominion South pricing. Most of our expected production growth through October 2014 will receive prices indexed to TETCO-M2 and Dominion South Point. However, our exposure to these Appalachian markets is projected to be significantly reduced once the firm transportation projects referenced above begin coming online in November 2014. Based on the expected in-service dates of these projects, by 2015, approximately 60% of our production will be transported to premium markets outside of the local M2 and Dominion South markets.

The following tables provide basis exposure as a percentage of our production and average differentials to NYMEX for second quarter 2014 actual results and estimated results for the remainder of 2014 through 2016.

	Basis Exposure
	Actual		Estimated
	1Q14	2Q14	3Q14	4Q14	Full Year 2014	Full Year 2015	Full Year 2016
Basis
Gulf Coast	—%	—%	27%	39%	17%	51%	44%
TETCO M2	41%	45%	36%	26%	36%	20%	24%
TCO	51%	37%	12%	14%	26%	11%	7%
Dominion South	8%	18%	25%	21%	21%	17%	22%
Midwest	—%	—%	—%	—%	—%	1%	3%

	Differential to NYMEX
	Actual		Estimated
	1Q14	2Q14	3Q14	4Q14	Full Year 2014	Full Year 2015	Full Year 2016
NYMEX Henry Hub Price ($/MMBtu)	$5.06	$4.58	$3.91	$3.86	$4.36	$3.85	$4.02
Plus/(less): Average Basis Impact ($/MMBtu)	0.15	(0.74)	(0.86)	(0.56)	(0.55)	(0.46)	(0.48)
Plus: Btu Uplift (MMBtu/Mcf)	0.24	0.19	0.15	0.16	0.19	0.17	0.18
Plus: Other Revenue ($/Mcf)	—	0.09	—	—	0.02	—	—

Pre-Hedge Realized Price ($/Mcf)	$5.45	$4.12	$3.20	$3.46	$4.02	$3.56	$3.72
NYMEX price as of July 24, 2014

Midstream Update

Pennsylvania Midstream

In July, we commenced construction of an 18 mile, 30 inch gas pipeline that will deliver our Washington County production to Texas Eastern Transmission pipeline (approximately 525,000 dth/d capacity reserved), providing access to Gulf Coast and Midwest markets. We anticipate completing construction of the pipeline and delivering first production in the fourth quarter 2014.

Ohio Midstream

Our Ohio gathering system currently gathers our operated Utica Shale production, all of which is currently being sold into the Dominion East Ohio pipeline in eastern Belmont County. We are finalizing the design of a 1.5 Bcf/d header system to deliver our Utica production to Texas Eastern Transmission pipeline (approximately 525,000 dth/d capacity reserved) and the Rockies Express pipeline (approximately 175,000 dth/d capacity reserved), providing access to Gulf Coast and Midwest markets. We anticipate completing construction of the header system and delivering first production in the first half of 2015.

Additionally, we have entered into a letter of intent with Gulfport Energy to provide midstream services for a predominantly dry gas area covering approximately 60% of Gulfport’s acreage within our area of mutual interest (AMI). We believe utilizing a single gathering system for our and Gulfport’s dry gas production will greatly benefit our joint upstream development.

Financial Position and Liquidity

As of June 30, 2014, we had $901.3 million of total debt, and $471.5 million of cash and cash equivalents on hand. Our liquidity as of June 30, 2014, is $784.9 million, consisting of cash on hand and available borrowings under our revolving credit facility.

In April, we completed our debut $900.0 million bond offering, priced at 6.25% due 2022. The proceeds from the offering were used to fund our development and midstream activities, and also aid in appropriately de-risking our capital budget and conservatively capitalizing our balance sheet.

Commodity Hedging Update

Our natural gas hedging program mitigates commodity price risk and supports cash flows used in our capital investments. As of August 11, 2014, approximately 68% of Rice’s estimated remaining 2014 production, based on midpoint of production guidance, is hedged at a weighted average floor price of $4.06/MMBtu. In addition, we have added to our 2015 derivatives portfolio and currently have 231 MMBtu/d hedged at a weighted average floor price of $4.04 MMBtu for calendar 2015. Please see the “Derivatives Information” table at the end of this press release for more detailed information about our derivatives positions.

2014 Updated Capital Budget and Guidance

We are updating our 2014 capital budget and guidance to reflect expectations for the second half of the year. Our revised drilling and completion capital is $570 million from $580 million to incorporate timing adjustments to our drilling schedule. Our revised total capital budget has shifted slightly to $1,220 million. We are reaffirming our $385 million organic leasehold budget and our $265 million budget for midstream infrastructure development. Our annual production guidance range is now 260 - 295 MMcfe/d with a target midpoint of approximately 278 MMcfe/d. We expect to turn to sales 34 net Marcellus wells and 5 net Utica wells in 2014.

Our lease operating expense is trending lower with the benefit of increased Marcellus field efficiencies. Our upwardly revised cash general and administrative budget for the year reflects the increased build out of our midstream group and management’s strategic decision to secure the people and talent in order to support our industry-leading growth profile and maintain operational differentiation versus our peers for many years to come. Since IPO, we have added 75 full-time employees whom management believes will be equally important to Rice’s near-term operational excellence and long-term value creation.

The table below provides updated pro forma production and expense guidance:

	2014 Guidance
	Low	High
Forecasted average daily production (MMcfe/d)	260	295
Forecasted natural gas as a percentage of production	100%
Heat content (Btu/Scf)	1,050
Average costs per Mcfe:
Lease operating	$(0.35)	$(0.30)
Gathering, compression and transportation	$(0.55)	$(0.45)
Production taxes and impact fees	$(0.03)	$(0.02)
Cash general and administrative (in millions)	$65.0	$60.0

Conference Call

Rice Energy will host a conference call on August 11, 2014 at 10:00 a.m. Eastern time (9:00 a.m. Central time) to discuss second quarter 2014 financial and operating results. To listen to a live audio webcast of the conference call, please visit Rice Energy’s website at www.riceenergy.com.

A replay of the conference call will be available following the call for two weeks and can be accessed from www.riceeneergy.com.

About Rice Energy

Rice Energy Inc. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in the Appalachian Basin. For more information, please visit our website at www.riceenergy.com.

Forward Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than historical facts included in this release, that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as our updated capital budget and guidance, forecasted basis differentials and exposure for the remainder of 2014 through 2015, the timing of well completions, the timing of completion of midstream projects, the timing of an initial public offering of a midstream master limited partnership, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although we believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by us will be realized, or even if realized, that they will have the expected consequences to or effects on us, our business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

Certain of our wells are named after superheroes and monster trucks, some of which may be trademarked. Despite their size and strength, our wells are in no manner affiliated with such superheroes or monster trucks.

Contact:

Julie Danvers, Director of Investor Relations

(832) 708-3437

Julie.Danvers@RiceEnergy.com

Rice Energy Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2014	2013	2014	2013
Natural gas production (MMcf)	21,966	5,656	38,356	9,110
Oil and NGL production (Bbls)	550	—	550	—
Total production (MMcfe)	21,969	5,656	38,359	9,110

Revenues:
Operating revenues	$91,940	$23,877	$182,417	$37,110

Operating expenses:
Lease operating	6,667	2,781	11,853	4,017
Gathering, compression and transportation	9,176	2,058	16,306	3,586
Production taxes and impact fees	871	338	1,510	507
Exploration	473	548	959	1,447
Incentive unit expense	1,474	—	75,276	—
Restricted unit expense	—	7,706	—	7,706
Stock compensation expense	1,125	—	1,216	—
General and administrative	14,845	4,040	26,275	5,782
Depreciation, depletion and amortization	32,552	8,362	58,059	13,493
Amortization of intangible assets	340	—	340	—

Total operating expenses	67,523	25,833	191,794	36,538

Operating income (loss)	24,417	(1,956)	(9,377)	572
Interest expense	(15,941)	(5,176)	(22,983)	(7,090)
Gain on purchase of Marcellus joint venture	—	—	203,579	—
Other income (loss)	(195)	(693)	396	(446)
Gain (loss) on derivative instruments	(11,198)	13,641	(31,578)	8,648
Amortization of deferred financing costs	(532)	(1,937)	(1,021)	(3,802)
Loss on extinguishment of debt	(3,001)	—	(3,144)	—
Write-off of deferred financing costs	(6,060)	—	(6,896)	—
Equity in income (loss) of joint ventures	—	15,707	(2,656)	14,929

Income (loss) before income taxes	(12,510)	19,586	126,320	12,811
Income tax benefit (expense)	4,593	—	(4,782)	—

Net income (loss)	$(7,917)	$19,586	$121,538	$12,811
Adjustments to net income:
Derivative fair value (gain) loss	$11,198	$(13,641)	$31,578	$(8,648)
Net cash receipts on settled derivative instruments	(9,796)	(1,635)	(20,953)	(1,841)
Gain on purchase of Marcellus joint venture	—	—	(203,579)	—
Incentive unit expense	1,474	—	75,276	—
Loss on extinguishment of debt	3,001	—	3,144	—
Write-off of deferred financing costs	6,060	—	6,896	—

Adjusted net income (loss)	$4,020	$4,310	$13,900	$2,322

Adjusted EBITDAX	$50,391	$12,332	$105,916	$20,931

Weighted average shares—basic	128,419,606	83,183,529	121,925,915	72,758,538
Weighted average shares—diluted	128,419,606	84,855,329	122,255,908	74,430,338

Earnings (loss) per share—basic	$(0.06)	$0.24	$1.00	$0.18
Earnings (loss) per share—diluted	$(0.06)	$0.23	$0.99	$0.17

Adjusted earnings (loss) per share—basic	$0.03	$0.05	$0.11	$0.03
Adjusted earnings (loss) per share—diluted	$0.03	$0.05	$0.11	$0.03

Rice Energy Inc.

Supplemental Non-GAAP Financial Measure

(Unaudited)

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) before interest expense or interest income; income taxes; write-down of abandoned leases; depreciation, depletion and amortization; amortization of deferred financing costs; amortization of intangible assets; equity in (income) loss of our joint ventures; derivative fair value (gain) loss, excluding net cash receipts on settled derivative instruments; non-cash stock compensation expense; (gain) loss from sale of interest in gas properties; (gain) loss on acquisition; (gain) loss on extinguishment of debt; write-off of deferred financing costs; and exploration expenses. Adjusted EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

The following table presents a reconciliation of the non-GAAP financial measure of Adjusted EBITDAX to the GAAP financial measure of net income (loss).

(in thousands)	Three Months Ended June 30, 2014	Six Months Ended June 30, 2014
Adjusted EBITDAX reconciliation to net income (loss):
Net income (loss)	$(7,917)	$121,538
Interest expense	15,941	22,983
Depreciation, depletion and amortization	32,552	58,059
Amortization of deferred financing costs	532	1,021
Amortization of intangible assets	340	340
Equity in loss of joint ventures	—	2,656
Derivative fair value (gain) loss (1)	11,198	31,578
Net cash receipts on settled derivative instruments (1)	(9,795)	(20,953)
Gain on purchase of Marcellus joint venture (2)	—	(203,579)
Non-cash stock compensation expense	1,125	1,216
Non-cash incentive unit expense	1,474	75,276
Income tax (benefit) expense	(4,593)	4,782
Loss on extinguishment of debt	3,001	3,144
Write-off of deferred financing costs	6,060	6,896
Exploration expenses	473	959

Adjusted EBITDAX	$50,391	$105,916

(1)	The adjustments for the derivative fair value (gains) losses and net cash receipts on settled commodity derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted EBITDAX on a cash basis during the period the derivatives settled.
(2)	Represents gain incurred on the purchase of the remaining 50% interest in our Marcellus joint venture.

Rice Energy Inc.

Supplemental Non-GAAP Financial Measure

(Unaudited)

Adjusted net income is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted net income as net income (loss) before derivative fair value (gain) loss, excluding net cash receipts on settled derivative instruments; non-cash stock compensation expense; (gain) loss from sale of interest in gas properties; (gain) loss on acquisition; (gain) loss on extinguishment of debt; and write-off of deferred financing costs. Adjusted net income is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

The following table presents a reconciliation of the non-GAAP financial measure of adjusted net income to the GAAP financial measure of net income (loss).

(in thousands)	Three Months Ended June 30, 2014	Six Months Ended June 30, 2014
Adjusted Net Income (loss):
Net income (loss)	$(7,917)	$121,538
Derivative fair value (gain) loss (1)	11,198	31,578
Net cash receipts on settled derivative instruments (1)	(9,796)	(20,953)
Incentive unit expense	1,474	75,276
Gain on purchase of Marcellus joint venture (2)	—	(203,579)
Loss on extinguishment of debt	3,001	3,144
Write-off of deferred financing costs	6,060	6,896

Adjusted Net Income	$4,020	$13,900

(1)	The adjustments for the derivative fair value (gains) losses and net cash receipts on settled commodity derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted net income on a cash basis during the period the derivatives settled.
(2)	Represents gain incurred on the purchase of the remaining 50% interest in our Marcellus joint venture.

Rice Energy Inc.

Derivatives Information

(Unaudited)

The table below provides data associated with our derivatives at August 11, 2014 for the periods indicated:

	Remainder of 2014	2015	2016	2017
Natural Gas Swaps: (1)
Volume (BBtu/d)	164	92	148	60
Weighted Average Swap Price ($/MMBtu)	$4.12	$4.16	$4.20	$4.24

Natural Gas Collars: (1)
Volume (BBtu/d)	10	139	—	—
Weighted Average Ceiling Price ($/MMBtu)	$3.00	$3.96	$—	$—
Weighted Average Floor Price ($/MMBtu)	$5.80	$4.65	$—	$—

Natural Gas Puts: (1)
Volume (BBtu/d)	50	—	—	—
Weighted Average Strike Price ($/MMBtu)	$4.55	$—	$—	$—
Weighted Average Put Premium Price ($/MMBtu)	$0.45	$—	$—	$—

Total NYMEX Henry Hub Derivative Contracts

Volume (BBtu/d)	224	231	148	60

Weighted Average Floor Price ($/MMBtu)	$4.06	$4.04	$4.20	$4.24

Natural Gas Basis Swaps:
Natural Gas TCO Swaps
Volume (BBtu/d)	47	37	17	—
Weighted Average Swap Price ($/MMBtu) (2)	$(0.27)	$(0.42)	$0.42	$—

Natural Gas DTI Winter/M3 Summer
Volume (BBtu/d)	8	25	21	—
Weighted Average Swap Price ($/MMBtu) (2)	$(0.79)	$(0.79)	$(0.79)	$—

(1)	The index prices for the natural gas price swaps, collars and puts are based on the NYMEX – Henry Hub last trading day futures price.
(2)	Represents a discount to NYMEX – Henry Hub.